Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “Supplemental Indenture”) to the Indenture (as defined below), dated as of November 3, 2023, among (a) Energy Transfer LP, a Delaware limited partnership (the “New Issuer”), (b) Crestwood Midstream Partners LP, a Delaware limited partnership (“Company”), Crestwood Midstream Finance Corp., a Delaware corporation (together with the Company, the “Original Issuers”), and the Guarantors (as defined in the Indenture) and (c) U.S. Bank Trust Company, a national banking association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Original Issuers have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of January 19, 2023, among the Original Issuers, the Guarantors, and the Trustee, providing for the issuance of the Original Issuers’ 7.375% Senior Notes due 2031 (the “Notes”);

WHEREAS, the Company assigned substantially all of its assets to the New Issuer pursuant to that certain Distribution Agreement dated as of the date hereof, by and among the Original Issuers, the New Issuer and the other parties thereto (the “Distribution Agreement”);

WHEREAS, Section 5.01 of the Indenture provides that the Company may, among other things, assign all or substantially all of its properties or assets to another Person if, among other things, such assignee assumes all the obligations of the Company under the Notes and the Indenture;

WHEREAS, Section 9.01 of the Indenture provides that, without the consent of any Holders, the Indenture may be amended to provide for the assumption of the Original Issuers’ obligations under the Notes and the Indenture in the case of an assignment of all or substantially all of the Original Issuers’ assets;

WHEREAS, in connection with the transactions contemplated by the Distribution Agreement, the parties hereto desire to enter into this Supplemental Indenture to evidence the assumption by the New Issuer of all the payment and other obligations of the Original Issuers under the Notes and the Indenture on the date hereof;

WHEREAS, Section 4.17 of the Indenture provides that if at any time (a) the Notes are assigned an Investment Grade Rating, (b) no Default has occurred and is continuing under the Indenture and (c) the Issuers have delivered an Officer’s Certificate to the Trustee certifying to the foregoing clauses (a) and (b), then the Company and its Restricted Subsidiaries will no longer be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.16 and Clause 4 of Section 5.01 of the Indenture;

WHEREAS, the New Issuer has delivered to the Trustee an Officer’s Certificate certifying that the provisions set forth in Sections 4.17(a) and (b) of the Indenture have been satisfied and, as a result, the New Issuer and its Restricted Subsidiaries shall no longer be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.16, and Clause 4 of Section 5.01 of the Indenture;

WHEREAS, pursuant to the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, each of the New Issuer and the Original Issuers have been duly authorized to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Assumption of the Obligations. The New Issuer hereby agrees, as of the date hereof, to assume, to be bound by and to be liable, as a primary obligor and not as a guarantor or surety, with respect to, any and all obligations under the Notes and the Indenture on the terms, and subject to the conditions set forth in the Indenture and all other obligations of the Original Issuers under the Notes and the Indenture as if it were an Original Issuer thereunder (so that from and after the date hereof, the provisions of the Indenture and the Notes referring to the Original Issuers shall instead refer to the New Issuer).

3. Covenant Termination. Pursuant to Section 4.17 of the Indenture, the New Issuer and its Restricted Subsidiaries are no longer subject to Sections 4.07 (“Restricted Payments”), 4.08 (“Dividend and Other Payment Restrictions Affecting Subsidiaries”), 4.09 (“Incurrence of Indebtedness and Issuance of Preferred Equity”), 4.10 (“Asset Sales”), 4.11 (“Transactions with Affiliates”), 4.13 (“Business Activities”), 4.16 (“Designation of Restricted and Unrestricted Subsidiaries”) and Clause (4) of Section 5.01 of the Indenture.

4. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the New Issuer or the Original Issuers or any parent company (other than an obligor under the Notes) will have any liability for any obligations of the New Issuer or the Original Issuers under the Notes, the Indentures or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. Ratification of the Indenture. The Indenture is in all respects ratified and confirmed and, except as amended hereby, all other terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the New Issuer and the Trustee, this Supplemental Indenture shall form a part of the Indenture for all purposes, and the New Issuer, the Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (by “.pdf” or other format) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (by “.pdf” or other format) shall be deemed to be their original signatures for all purposes.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

10. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuers and the Guarantors and not those of the Trustee, and the Trustee assumes no responsibility for their correctness.

11. Successors. All agreements of the New Issuer in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

NEW ISSUER:

ENERGY TRANSFER LP

By:	LE GP, LLC, its general partner

By:	/s/ Dylan A. Bramhall
Name:	Dylan A. Bramhall
Title:	Executive Vice President & Group Chief Financial Officer

ORIGINAL ISSUERS:

CRESTWOOD MIDSTREAM PARTNERS LP

By:	Crestwood Midstream GP LLC, its general partner

By:	/s/ Dylan A. Bramhall
Name:	Dylan A. Bramhall
Title:	Executive Vice President & Group Chief Financial Officer

CRESTWOOD MIDSTREAM FINANCE CORP.

By:	/s/ Dylan A. Bramhall
Name:	Dylan A. Bramhall
Title:	Executive Vice President & Group Chief Financial Officer

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Alejandro Hoyos
Authorized Signatory

[Signature Page to First Supplemental Indenture]